SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2008

Intellect Neurosciences, Inc.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-128226	20-2777006
(Commission File Number)	(I.R.S. Employer Identification No.)

7 West 18th Street, New York, NY	10011
(Address of Principal Executive Offices)	(Zip Code)

(212) 448-9300
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Agreement to Enter into Senior Note and Royalty Participation Agreement

On May 2, 2008, the Board of Directors (the “Board”) of Intellect Neurosciences, Inc. (OTCBB: ILNS) (the “Company”) approved a binding term sheet (the “Term Sheet”) containing the material terms of a transaction (the “Transaction”) to be entered into among the Company, as obligor, and certain existing shareholders of and lenders to the Company (the “Existing Investors”) and any new lenders who participate in the Transaction (together with the Existing Investors, the “Lenders”).

Pursuant to the Term Sheet, the Existing Investors, who currently hold convertible promissory notes with an aggregate face amount of approximately $3,500,000 plus accrued interest (the “Convertible Notes”) will exchange their Convertible Notes and will lend an additional $1,500,000 to $2,225,000 to the Company for a new senior note (the “Senior Note”) and the right to participate in future royalties, if any, received by the Company from the license of its ANTISENILIN® patents and patent applications (the “Royalty Participation”).

The Senior Note will have a maturity date of five years from execution of final documentation and will bear interest at 10% per annum payable in registered common stock of the Company or cash, at the Company’s option. The Royalty Participation will entitle the Lenders to 25% of royalties received by the Company from a license of the ANTISENILIN® patent estate in perpetuity; provided however, that the Royalty Participation percentage shall be reduced from 25% to 16-2/3%, if on or prior to September 1, 2008, the Company completes a $15 million equity financing and notifies the Existing Investors that the committed funding should be reduced to $1,500,000.

Also, pursuant to the Term Sheet, the Company will issue 5-year warrants to the Lenders entitling them to purchase an amount of Company common stock equal to the quotient of the aggregate face amount of the Senior Notes divided by 1.75. The strike price of the warrants is $1.75 per common share, subject to adjustment as provided in the warrant.

The foregoing description of the terms of the Transaction does not purport to be complete and is qualified in its entirety by reference to the full text of Exhibit 99.1 attached hereto, “Proposal for Investment of Additional $1,500,000 to $2,225,000”, and such exhibit is incorporated herein by reference.

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation of an Obligation under an Off Balance Sheet Arrangement

As of April 1, 2008, Intellect Neurosciences, Inc. (the “Company”) is in default with respect to a convertible promissory note with a face amount of $25,000 plus accrued interest due to the fact that the Company has not paid the amount due on maturity.

As of April 18, 2008, the Company is in default with respect to five additional convertible promissory notes with an aggregate face amount of $270,000 plus accrued interest due to the fact that the Company has not paid the amount due on maturity.

As of May 1, 2008, the Company is in default with respect to an additional convertible promissory note with a face amount of $10,000 plus accrued interest due to the fact that the Company has not paid the amount due on maturity.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished as part of this Report on Form 8-K:

Exhibit	Description

99.1	Proposal for Investment of Additional $1,500,000 to $2,225,000, dated May 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

INTELLECT NEUROSCIENCES, INC.

Date: May 2, 2008	By:	/s/ Elliot Maza
Name: Elliot Maza
Title: President and CFO